EXHIBIT 23

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-172615) pertaining to the ViewPoint Financial Group, Inc. 2007 Equity Incentive Plan and (Form S-8 No. 333-182122) pertaining to the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan of LegacyTexas Financial Group, Inc. (formerly ViewPoint Financial Group, Inc.) of our report dated March 11, 2015, relating to our audit of the consolidated financial statements of LegacyTexas Group, Inc. as of and for the year ended December 31, 2014, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Dallas, Texas
March 13, 2015